As filed with the Securities and Exchange Commission on April 30, 2004

Registration No. 333-113913

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DUSA PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

New Jersey	22-3103129
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

25 Upton Drive
Wilmington, Massachusetts 01887
(978) 657-7500
(Address of Principal Executive Offices)

Dr. D. Geoffrey Shulman, President
DUSA Pharmaceuticals, Inc.
25 Upton Drive
Wilmington, Massachusetts 01887 (978) 657-7500
(Name and Address of Agent For Service)

     Copies to:
Nanette W. Mantell, Esq.
Reed Smith LLP
136 Main Street - Suite 250
Princeton, New Jersey 08543-7839
(609) 987-0050

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

Subject to Completion, Dated April 30, 2004

2,742,750 Shares

DUSA PHARMACEUTICALS, INC.

Common Stock

This prospectus relates to an offering of 2,742,750 shares of common stock by the selling shareholders listed on page 9

.

Investing in the common stock involves a high degree of risk.
See Risk Factors beginning on page 1.

Our common stock is traded on The NASDAQ National Market under the symbol “DUSA.”

The last reported sale price of our common stock on NASDAQ on April 28, 2004 was $12.92 per share.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May  • , 2004

DUSA PHARMACEUTICALS, INC.

     We are a pharmaceutical company developing drugs in combination with light devices to treat or detect a variety of conditions in processes known as photodynamic therapy or photodetection. We are engaged primarily in the research, development and marketing of our first drug, the Levulan brand of aminolevulinic acid HCl, or ALA, with light, for use in a broad range of medical conditions.

  When we use Levulan and follow it with exposure to light to treat a medical condition it is known as Levulan photodynamic therapy or Levulan PDT.

  When we use Levulan and follow it with exposure to light to detect medical conditions it is known as Levulan photodetection or Levulan PD.

      We are developing Levulan PDT and PD under an exclusive worldwide license of patents and technology from PARTEQ Research and Development Innovations, the licensing arm of Queen’s University, Kingston, Ontario, Canada. We also own or license certain patents relating to methods for using pharmaceutical formulations which contain our drug and related processes and improvements. In the United States, DUSA , DUSA Pharmaceuticals, Inc. , Levulan , Kerastick and BLU-U are registered trademarks. Several of these trademarks are also registered in Europe, Australia, Canada, and in other parts of the world.

     Our first products, the Levulan® Kerastick® 20% Topical Solution with PDT and the BLU-U® brand light source were launched in the United States in September 2000 for the treatment of actinic keratoses, or AKs, of the face or scalp under a marketing, development and supply agreement with Schering AG, our former marketing collaborator for dermatology products. AKs are precancerous skin lesions caused by chronic sun exposure that can develop over time into a form of skin cancer called squamous cell carcinoma. In addition, in September 2003 we received clearance from the FDA to market the BLU-U® without Levulan® for the treatment of moderate inflammatory acne vulgaris.

      In September 2002, DUSA reacquired all marketing and product rights from Schering AG when the parties terminated their marketing, development and supply agreement. Consequently, DUSA commenced marketing our approved products directly in January 2003, and is wholly responsible for all regulatory, sales, marketing, customer service, and other related product activities which has resulted in significant marketing and sales expenses, including the costs associated with the launching of our initial sales force and other related marketing activities.

      On March 2, 2004, we concluded a private placement of 2.25 million shares of our common stock. The purchase price was $11.00 per share. We have also issued an aggregate of 337,500 additional shares of common stock at $11.00 per share following the exercise by the private placement investors of additional investment rights granted as part of the original transaction. We are filing this prospectus, at our expense, as required by the securities purchase agreement with the selling shareholders. We will not receive any proceeds from the resale of the common stock by the selling shareholders.

     Our principal executive offices are located at 25 Upton Drive, Wilmington, Massachusetts, 01887 and our telephone number is (978) 657-7500.

-i-

RISK FACTORS

     Investing in our common stock is very speculative and involves a high degree of risk. You should carefully consider and evaluate all of the information in, or incorporated by reference in, this prospectus. The following are among the risks we face related to our business, assets and operations. They are not the only ones we face. Any of these risks could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the trading price of our common stock and you might lose all or part of your investment.

     This prospectus contains forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. We use words such as "anticipate", "believe", "expect",” future" and "intend" and similar expressions to identify forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the factors described below and elsewhere in this prospectus. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus.

Risks Related to DUSA

We are not currently profitable and may not be profitable in the future unless we can successfully market and sell our approved products, the Levulan® Kerastick® with the BLU-U® brand light source for the treatment of AKs of the face or scalp, and the BLU-U® without Levulan® for the treatment of moderate inflammatory acne.

We have only limited experience marketing and selling pharmaceutical products and, as a result, our revenues from product sales may suffer.

     If we are unable to successfully market and sell our approved products, revenues from product sales will be lower than anticipated and our financial condition may be adversely affected. As of September 1, 2002, DUSA and our former marketing partner for dermatology products terminated the parties’ marketing, development and supply agreement. As a result of this termination, DUSA is solely responsible for marketing its approved dermatology products in the United States and the rest of the world. We will be doing so without the experience of having marketed pharmaceutical products in the past. In October 2003, DUSA began hiring a small direct sales force and has engaged a small number of independent sales representatives to market our products. Acquiring and retaining marketing and sales force capabilities involves significant expense, and current sales levels are not offsetting the expenses related to these efforts. We may need to hire additional sales people to penetrate the market. If our sales and marketing efforts fail, then sales of the Kerastick® and the BLU-U® will be adversely affected.

If we cannot improve physician reimbursement and/or convince more private insurance carriers to adequately reimburse physicians for our therapy, sales of our Levulan® Kerastick® for AKs product may suffer.

     Without adequate levels of reimbursement by government health care programs and private health insurers, the market for our Levulan® Kerastick® for AKs therapy will be limited. While we continue to support efforts to improve reimbursement levels to physicians and are working with the major private insurance carriers to improve coverage for our therapy, if our efforts are not successful, adoption of our therapy and sales of our products could be negatively impacted. As of January 1, 2004, a new national reimbursement code for Medicare and other third-party payors for the BLU-U® PDT application procedure and for the costs of the Levulan® Kerastick® became effective. Doctors can also bill for any applicable visit fees. However, some physicians have suggested that even the new reimbursement levels still do not fully reflect the required efforts to routinely execute our PDT therapy in their practices.

Since we now operate the only FDA approved manufacturing facility for the Kerastick® and continue to rely heavily on sole suppliers for the manufacture of Levulan® and the BLU-U®, any supply or manufacturing problems could negatively impact our sales.

     If we experience problems producing Kerastick® units in our new facility, or either of our contract suppliers fail to supply DUSA’s requirements of Levulan® or the BLU-U®, our business, financial condition and results of operations would suffer. We are not currently approved to manufacture the BLU-U® on our own and have not ordered any new BLU-U® units since 2001. In addition, while we have received FDA approval to manufacture the Kerastick® in our own manufacturing facility, we have not yet produced commercial quantities of Kerastick® units in the facility on a regular basis.

     Manufacturers and their subcontractors often encounter difficulties when commercial quantities of products are manufactured for the first time, or re-starting production after a long lay-off, or large quantities of new products are manufactured, including problems involving:

  product yields,

  quality control,

  component and service availability,

  compliance with FDA regulations, and

  the need for further FDA approval if manufacturers make material changes to manufacturing processes and/or facilities.

     We cannot guarantee that problems will not arise with production yields, costs or quality as we and our suppliers seek to commence, re-start and increase production. Any manufacturing problems could delay or limit our supplies which would hinder our marketing and sales efforts.

     If our facility, any facility of our contract manufacturers, or any equipment in those facilities, is damaged or destroyed, we may not be able to quickly or inexpensively replace it. Likewise, if there are any quality or supply problems with any components or materials needed to manufacturer our products, we may not be able to quickly remedy the problem(s).

Any failure to comply with ongoing governmental regulations in the United States and elsewhere will limit our ability to market our products.

     Both the manufacture and marketing of our products, the Levulan® Kerastick® with the BLU-U® for AKs and the BLU-U® without Levulan® to treat moderate inflammatory acne are subject to continuing FDA review as well as comprehensive regulation by the FDA and by state and local regulatory authorities. These laws require, among other things:

  approval of manufacturing facilities, including adherence to good manufacturing and laboratory practices during production and storage,

  controlled research and testing of products even after approval, and control of marketing activities, including advertising and labeling.

     If we, or any of our contract manufacturers, fail to comply with these requirements, DUSA may be limited in the jurisdictions in which we are permitted to sell our products. Additionally, if we or our manufacturers fail to comply with applicable regulatory approval requirements, a regulatory agency may also:

  send us warning letters,

  impose fines and other civil penalties on us,

  seize our products,

  suspend our regulatory approvals,

  refuse to approve pending applications or supplements to approved applications filed by us,

  refuse to permit exports of our products from the United States,

  require us to recall products,

  require us to notify physicians of labeling changes and/or product related problems,

  impose restrictions on our operations, and/or

  criminally prosecute us.

     We and our manufacturers must continue to comply with the FDA’s current Good Manufacturing Practice, commonly known as cGMP, and equivalent foreign regulatory requirements. The cGMP requirements govern quality control and documentation policies and procedures. In complying with cGMP and foreign regulatory requirements, we and our third-party manufacturers will be obligated to expend time, money and effort in production, record keeping and quality control to assure that our products meet applicable specifications and other requirements.

     As part of our FDA approval for the Levulan® Kerastick® for AK, we were required to conduct two Phase IV follow-up studies. We have successfully completed the first study; and submitted our final report on the second study to the FDA in January 2004. While we believe this second study was also a success, the FDA may request additional information and/or studies. Additionally, if previously unknown problems with the product, a manufacturer or its facility are discovered in the future, changes in product labeling restrictions or withdrawal of the product from the market may occur.

     Manufacturing facilities are subject to ongoing periodic inspection by the FDA, including unannounced inspections. We cannot guarantee that our third-party supply sources, or our own new Kerastick® facility, will continue to meet all applicable FDA regulations in the future. If we, or any of our manufacturers, fail to maintain compliance with FDA regulatory requirements, it would be time consuming and costly to remedy the problem(s) or to qualify other sources. These consequences could have an adverse effect on our financial condition and operations.

If product sales do not increase significantly we may not be able to advance development of our other potential products as quickly as we would like to, which would delay the approval process and marketing of new potential products.

     If we do not generate sufficient revenues from our approved products, we may be forced to delay or abandon some or all of DUSA’s product development programs. The pharmaceutical development and commercialization process is time consuming and costly, and any delays might result in higher costs which could adversely affect our financial condition. Without sufficient product sales, DUSA might be required to seek additional funding. There is no guarantee that adequate funding sources could be found to continue the development of all our potential products. DUSA might be required to commit substantially greater capital than we have to research and development of such products and we may not have sufficient funds to complete all or any of our development programs.

We have significant losses and anticipate continued losses for the foreseeable future.

     We have a history of operating losses. We expect to have continued losses through at least 2004 as we attempt to increase sales of our approved products in the marketplace and continue research and development of potential new products. As of December 31, 2003, our accumulated deficit was $58,909,781. Although sales of the Kerastick® have increased with the addition of our sales force and our ongoing medical education activities, we cannot predict whether any of our products will achieve significant market acceptance or generate sufficient revenues to enable us to become profitable.

If we are unable to protect our proprietary technology, trade secrets or know-how, we may not be able to operate our business profitably.

We have limited patent protection and if we are unable to protect our proprietary rights, competitors might be able to develop similar products to compete with our products and technology.

     Our ability to compete successfully depends, in part, on our ability to defend patents that have issued, obtain new patents, protect trade secrets and operate without infringing the proprietary rights of others. We have no product patent protection for our Levulan® brand of the compound ALA. Our basic patents are for methods of detecting and treating various diseased tissues using ALA (or related compounds called precursors), in combination with light. We own or exclusively license patents and patent applications related to the following:

  methods of using ALA and its unique physical forms in combination with light, and compositions and apparatus for those methods, and

  unique physical forms of ALA.

     We have limited patent protection outside the United States, which may make it easier for third-parties to compete there. Our basic method of treatment patents and applications have counter-parts in only four foreign countries. Even where we have patent protection, there is no guarantee that we will be able to enforce our patents. Additionally, enforcement of a given patent may not be practicable or an economically viable alternative.

      Our patent protection in Australia may be diminished or lost entirely. In 2002, we received notice of a lawsuit filed in Australia by PhotoCure ASA alleging that Australian Patent No. 624985 (which is one of the patents licensed to us by PARTEQ Research & Development Innovations, the technology transfer arm of Queen’s University at Kingston, Ontario), relating to our ALA technology, is invalid. As a consequence of this action, Queen’s University assigned the Australian patent to DUSA so that we can participate directly in the litigation. We have filed a response to the allegations of invalidity in court and have also filed a counter suit alleging that PhotoCure’s activities in Australia infringe our patent. We cannot predict the outcome of PhotoCure’s action alleging invalidity. Australia is a significant pharmaceutical market for AK therapies, and loss of this patent could negatively impact us in at least two ways. First, if we are able to enter the Australia market, the lack of a patent would probably retard or diminish our market share. Second, third-parties might not be interested in licensing the product in Australia without patent protection which would limit potential revenues from this market.

     Some of the indications for which we are developing therapies may not be covered by the claims in any of our existing patents. Even with the issuance of additional patents to DUSA, other parties are free to develop other uses of ALA, including medical uses, and to market ALA for such uses, assuming that they have obtained appropriate regulatory marketing approvals. ALA in the chemical form has been commercially supplied for decades, and is not itself subject to patent protection. There are reports of third-parties conducting clinical studies with ALA in countries outside the United States where PARTEQ does not have patent protection. In addition, a number of third-parties are seeking patents for uses of ALA not covered by our patents. These other uses, whether patented or not, and the commercial availability of ALA, could limit the scope of our future operations because ALA products could come on the market which would not infringe our patents but would compete with our Levulan® products even though they are marketed for different uses.

     While we attempt to protect our proprietary information as trade secrets through agreements with each employee, licensing partner, consultant, university, pharmaceutical company and agent, we cannot guarantee that these agreements will provide effective protection for our proprietary information. It is possible that:

  these persons or entities might breach the agreements,

  we might not have adequate remedies for a breach, and/or

  our competitors will independently develop or otherwise discover our trade secrets.

  Patent litigation is expensive, and we may not be able to afford the costs.

     The costs of litigation or any proceeding relating to our intellectual property rights could be substantial even if resolved in our favor. Some of our competitors have far greater resources than we do and may be better able to afford the costs of complex patent litigation. For example, third-party competitors may infringe one or more of our patents, and we could be required to spend significant resources to enforce our patent rights. Also, if we were to sue a third-party for infringement of our patents in the United States, that third-party could challenge the validity of our patent(s). We cannot guarantee that a third-party will not claim, with or without merit, that we have infringed their patent(s) or misappropriated their proprietary material. Defending this type of legal action involves considerable expense and could negatively affect our financial results.

     Additionally, if a third-party were to file a United States patent application, or be issued a patent claiming technology also claimed by us in a pending United States application(s), we may be required to participate in interference proceedings in the United States Patent and Trademark Office to determine the priority of invention. A third-party could also request the declaration of a patent interference between one of our issued U.S. patents and one of its patent applications. Any interference proceedings likely would require participation by us and/or PARTEQ, could involve substantial legal fees and result in a loss or lessening of our patent protection.

We have only two therapies that have received regulatory approval or clearance and we cannot predict whether we will ever develop or commercialize any other products.

Except for the Levulan® Kerastick® with the BLU-U® to treat AKs, and the use of the BLU-U® alone to treat moderate inflammatory acne, all of our potential products are in early stages of development and may never result in any commercially successful products.

     We do not know if any of our products will ever be commercially successful. Currently, we are developing a single drug compound, ALA, under the trademark Levulan®, with light for a number of different medical conditions using photodynamic therapy, or PDT. To be profitable, we must successfully research, develop, obtain regulatory approval for, manufacture, introduce, market and distribute our products. Except for DUSA’s two approved therapies, all of our other potential products are at an early stage of development and subject to the risks of failure inherent in the development of new pharmaceutical products and products based on new technologies. These risks include:

  delays in product development, clinical testing or manufacturing,

  unplanned expenditures in product development, clinical testing or manufacturing,

  failure in clinical trials or failure to receive regulatory approvals,

  emergence of superior or equivalent products,

  inability to market products due to third-party proprietary rights, and failure to achieve market acceptance.

     We cannot predict how long the development for our early stage products will take or whether they will be medically effective. We cannot be sure that a successful market will ever develop for our drug technology.

We must receive separate approval for each of our potential products before we can sell them commercially in the United States or abroad.

     All of our potential Levulan® products will require the approval of the FDA before they can be marketed in the United States. If we fail to obtain the required approvals for these products our revenues will be limited. Before an application to the FDA seeking approval to market a new drug, called an NDA, can be filed, a product must undergo, among other things, extensive animal testing and human clinical trials. The process of obtaining FDA approvals can be lengthy, costly, and time-consuming. Following the acceptance of an NDA, the time required for regulatory approval can vary and is usually 1 to 3 years or more. The FDA may require additional animal studies and/or human clinical trials before granting approval. Our Levulan® PDT products are based on new technology. To the best of our knowledge, the FDA has approved only 3 drugs for use in photodynamic therapy, including Levulan®. This factor may lengthen the approval process. We face much trial and error and we may fail at numerous stages along the way.

     We cannot predict whether we will obtain approval for any of our potential products. Data obtained from preclinical testing and clinical trials can be susceptible to varying interpretations which could delay, limit or prevent regulatory approvals. Future clinical trials may not show that Levulan® PDT or photodetection, known as PD, is safe and effective for any new use we are studying. In addition, delays or disapprovals may be encountered based upon additional governmental regulation resulting from future legislation or administrative action or changes in FDA policy. We must also obtain foreign regulatory clearances before we can market any potential products in foreign markets. The foreign regulatory approval process includes all of the risks associated with obtaining FDA marketing approval and may impose substantial additional costs.

If we are unable to obtain the necessary capital to fund our operations, we will have to delay our development programs and may not be able to complete our clinical trials.

      Since our sales goals for our products have not been met, and may not be met in the future, we may need substantial additional funds to fully develop, manufacture, market and sell our other potential products. In addition to the funds we recently received in connection with a private placement in March 2004, we may obtain funds through other public or private financings, including equity financing, and/or through collaborative arrangements. We cannot predict whether any financing will be available on acceptable terms.

     Dependent on the extent of available funding, we may continue to delay, reduce in scope or eliminate some of our research and development programs as we did in 2003. We may also choose to license rights to third parties to commercialize products or technologies that we would otherwise have attempted to develop and commercialize on our own which could reduce our potential revenues.

Because of the nature of our business, the loss of key members of our management team could delay achievement of our goals.

      We are a small company with only 56 employees as of April 1, 2004. We are highly dependent on several key officer/employees with specialized scientific and technical skills without whom our business, financial condition and results of operations would suffer. The photodynamic therapy industry is still quite small and the number of experts is limited. The loss of these key employees could cause significant delays in achievement of our business and research goals since very few people with their expertise could be hired. Our growth and future success will depend, in large part, on the continued contributions of these key individuals as well as our ability to motivate and retain other qualified personnel in our specialty drug and light device areas.

Risks Related to our Industry

Product liability and other claims against us may reduce demand for our products or result in damages.

We have had a lawsuit filed against us based on a product liability claim which, regardless of merit, could result in a damage award for which we may not have adequate insurance coverage.

     The development, manufacture and sale of medical products exposes us to product liability claims related to the use or misuse of our products. Product liability claims can be expensive to defend and may result in significant judgments against us. On January 29, 2004, we were served with a complaint filed in the State of Michigan Circuit Court for the County of Oakland. The case has been removed to the U.S. District Court, Eastern District of Michigan, Southern Division. The complaint alleges unspecified damages suffered by the plaintiff arising from recurrence of epileptic or similar seizures following exposure to the BLU-U®. We are unable to predict the outcome of this litigation. Although we currently maintain product liability insurance for coverage of our products in amounts we believe to be commercially reasonable we cannot be certain that the coverage amounts are adequate. A successful claim in excess of our insurance coverage could materially harm our business, financial condition and results of operations. Additionally, we cannot guarantee that continued product liability insurance coverage will be available in the future at acceptable costs. If the cost is too high, we may have to self-insure.

Our business involves environmental risks and we may incur significant costs complying with environmental laws and regulations.

     We have used various hazardous materials, such as mercury in fluorescent tubes in our research and development activities. We are subject to federal, state and local laws and regulations which govern the use, manufacture, storage, handling and disposal of hazardous materials and specific waste products. Now that we have established our own production line for the manufacture of the Kerastick®, we are subject to additional environmental laws and regulations. We believe that we are in compliance in all material respects with currently applicable environmental laws and regulations. However, we cannot guarantee that we will not incur significant costs to comply with environmental laws and regulations in the future. We also cannot guarantee that current or future environmental laws or regulations will not materially adversely affect our operations, business or assets. In addition, although we believe our safety procedures for handling and disposing of these materials comply with federal, state and local laws and regulations, we cannot completely eliminate the risk of accidental contamination or injury from these materials. In the event of such an accident, we could be held liable for any resulting damages, and this liability could exceed our resources.

We may not be able to compete against traditional treatment methods or keep up with rapid changes in the biotechnology and pharmaceutical industries that could make some or all of our products non-competitive or obsolete.

Competing products and technologies based on traditional treatment methods may make some or all of our programs or potential products noncompetitive or obsolete.

     Well-known pharmaceutical, biotechnology and chemical companies are marketing well-established therapies for the treatment of many of the same conditions we are seeking to treat including AKs, acne, photodamaged skin and Barrett’s esophagus. Doctors may prefer to use familiar methods, rather than trying our products. Reimbursement issues may affect the economic competitiveness of our products as compared to other more traditional therapies.

     Many companies are also seeking to develop new products and technologies, and receiving approval for medical conditions for which we are developing treatments. Our industry is subject to rapid, unpredictable and significant technological change. Competition is intense. Our competitors may succeed in developing products that are safer or more effective than ours. Many of our competitors have substantially greater financial, technical and marketing resources than we have. In addition, several of these companies have significantly greater experience than we do in developing products, conducting preclinical and clinical testing and obtaining regulatory approvals to market products for health care.

     We cannot guarantee that new drugs or future developments in drug technologies will not have a material adverse effect on our business. Increased competition could result in:

  price reductions,

  lower levels of third-party reimbursements,

  failure to achieve market acceptance, and

  loss of market share,

any of which could adversely affect our business. Further, we cannot give any assurance that developments by our competitors or future competitors will not render our technology obsolete.

Our PDT / PD competitors in the biotechnology and pharmaceutical industries may have better products, manufacturing capabilities or marketing expertise.

     We anticipate that we will face increased competition as the scientific development of PDT/PD advances and new companies enter our markets. Several companies are developing PDT agents other than Levulan®. These include: QLT PhotoTherapeutics Inc. (Canada); Axcan Pharma Inc. (U.S.); Miravant, Inc. (U.S.); and Pharmacyclics, Inc. (U.S.). We are also aware of several companies commercializing and/or conducting research with ALA or ALA-related compounds, including: medac GmbH and Photonamic GmbH & Co. KG (Germany); and PhotoCure ASA (Norway) which entered into a marketing agreement with Galderma S.A. for countries outside of Nordic countries for certain dermatology indications.

     PhotoCure has received marketing approval of its ALA precursor (ALA methyl-ester) compound for PDT treatment of AKs and basal cell carcinoma in the European Union, New Zealand, Australia and countries in Scandinavia. PhotoCure has also filed for regulatory approvals in the United States, and has received a notice of approvability from the FDA for its AK product. If PhotoCure receives FDA product approval in the United States and successfully enters the United States marketplace, its product will represent direct competition for our products.

     Axcan Pharma Inc. has announced that it has received FDA approval for the use of its product, PHOTOFRIN®, for PDT in the treatment of high grade dysplasia associated with Barrett’s esophagus. Axcan is the first company to market a PDT therapy for this indication, which we are also pursuing.

We expect that our principal methods of competition with other PDT companies will be based upon such factors as:

  the ease of administration of our method of PDT,

  the degree of generalized skin sensitivity to light,

  the number of required doses,

  the selectivity of our drug for the target lesion or tissue of interest, and the type and cost of our light systems.

Risks Related to Our Stock

If outstanding options, warrants and rights are converted, the value of those shares of common stock outstanding just prior to the conversion will be diluted.

      As of April 23, 2004 there were outstanding options and warrants to purchase 3,073,075 shares of common stock, with exercise prices ranging from U.S. $1.60 to $31.00 per share, and ranging from CDN $4.69 to CDN $10.875 per share, respectively. If the holders exercise a significant number of these securities at any one time, the market price of the common stock could fall, and the value of the common stock held by other shareholders would be diluted. The holders of the options, warrants and rights have the opportunity to profit if the market price for the common stock exceeds the exercise price of their respective securities, without assuming the risk of ownership. The holders are likely to exercise their securities when we would probably be able to raise capital from the public on terms more favorable than those provided in these securities.

Results of our operations and general market conditions for biotechnology stock could result in the sudden change in the market value of our stock.

      The price of our common stock has been highly volatile. These fluctuations create a greater risk of capital losses for our shareholders as compared to less volatile stocks. From January 1, 2003 to April 15, 2004, the price of our stock has ranged from a low of $1.40 to a high of $14.87. Factors that contributed to the volatility of our stock during the last 12 months included:

  levels of product sales,

  general market conditions,

  increased marketing activities,

  changes in third-party payor reimbursement for our therapy, and failure to close a strategic partnership for Barrett’s esophagus.

     The significant general market volatility in similar stage pharmaceutical and biotechnology companies made the market price of our common stock even more volatile.

If our market capitalization falls back to a level significantly below our cash value, we could be subject to a tender offer that does not reflect the potential value of our business and could minimize the return to our shareholders on their investments.

      The price of our common stock had been negatively impacted by disappointing product sales, the termination of our dermatology marketing, development and supply agreement in late 2002, general market conditions, and the limited acceptance of the value of our therapy. Based on this, our share price traded at a level below our cash value during much of 2003. If our share price again falls below our cash value, there may be a risk of companies offering to acquire us at reduced values which do not reflect the business potential of our assets.

Effecting a change of control of DUSA would be difficult, which may discourage offers for shares of our common stock.

     Our certificate of incorporation authorizes the board of directors to issue up to 100,000,000 shares of stock, 40,000,000 of which are common stock. The board of directors has the authority to determine the price, rights, preferences and privileges, including voting rights, of the remaining 60,000,000 shares without any further vote or action by the shareholders. The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future.

     On September 27, 2002, we adopted a shareholder rights plan at a special meeting of DUSA’s board of directors. The rights plan could discourage, delay or prevent a person or group from acquiring 15% or more (or 20% or more in the case of certain parties) of our common stock, thereby limiting, perhaps, the ability of our shareholders to benefit from such a transaction.

     The rights plan provides for the distribution of one right as a dividend for each outstanding share of our common stock to holders of record as of October 10, 2002. Each right entitles the registered holder to purchase one one-thousandths of a share of preferred stock at an exercise price of $37.00 per right. The rights will be exercisable subsequent to the date that a person or group either has acquired, obtained the right to acquire, or commences or discloses an intention to commence a tender offer to acquire, 15% or more of our outstanding common stock (or 20% of the outstanding common stock in the case of a shareholder or group who beneficially held in excess of 15% at the record date), or if a person or group is declared an “Adverse Person”, as such term is defined in the rights plan. The rights may be redeemed by DUSA at a redemption price of one one-hundredth of a cent per right until ten days following the date the person or group acquires, or discloses an intention to acquire, 15% or 20% or more, as the case may be, of DUSA, or until such later date as may be determined by the our board of directors.

     Under the rights plan, if a person or group acquires the threshold amount of common stock, all holders of rights (other than the acquiring person or group) may, upon payment of the purchase price then in effect, purchase shares of common stock of DUSA having a value of twice the purchase price. In the event that we are involved in a merger or other similar transaction where DUSA is not the surviving corporation, all holders of rights (other than the acquiring person or group) shall be entitled, upon payment of the purchase price then in effect, to purchase common stock of the surviving corporation having a value of twice the purchase price. The rights will expire on October 10, 2012, unless previously redeemed. Our board of directors has also adopted certain amendments to DUSA’s certificate of incorporation consistent with the terms of the rights plan.

USE OF PROCEEDS

      We will not receive any of the proceeds from the sale of the shares of common stock by the selling shareholders. We expect to allocate the net proceeds received as a result of the private placement as follows:

  approximately 10% to 20% will be used to expand our sales force;

  approximately 20% to 30% will be used to fund our research and development programs; and

  the remainder will be used for other general corporate purposes.

      We may also use a portion of the net proceeds to acquire or invest in businesses, technologies or products that are complementary to our business. We currently have no commitments or agreements with respect to any acquisitions. The information above represents our best estimate of our use of the net proceeds of this offering based upon the current state of our business operations, our current business plan and strategy and current economic and industry conditions. Actual allocation of the net proceeds may differ from the estimates set forth above.

DILUTION

      Our net tangible book value at December 31, 2003 was approximately $40 million, or $2.88 per share. Net tangible book value per share is determined by dividing our tangible net worth (total tangible assets less total liabilities) by the number of shares of common stock outstanding. After giving effect to the private placement of 2,250,000 shares concluded on March 2, 2004, the additional 337,500 shares issued upon the exercise of additional investment rights on April 14, 2004, the 155,250 shares issued to the placement agent as fees and commissions in connection with the private placement (all at the offering price of $11.00 per share), additional placement agent fees and estimated offering expenses, our net tangible book value at December 31, 2003 would have been approximately $68 million, or $4.10 per share. This represents an immediate increase in net tangible book value of $1.22 per share to existing shareholders and an immediate dilution in net tangible book value of $6.90 per share to new investors purchasing shares at the offering price. The following table illustrates this per share dilution:

Offering price per share		$11.00
Net tangible book value per share before the offering	$2.88
Increase per share attributable to existing investors	$1.22

Net tangible book value per share after the offering		$4.10

Dilution per share to new investors		$6.90

     At December 31, 2003, we had outstanding options and warrants to purchase shares of common stock as follows:

	Number of Shares Subject to Options/Warrants	Weighted Average Exercise Price

Stock option plans	2,319,950	$11.66
Other Options and Warrants	425,000	$6.99

Total	2,744,950	$10.93

     Additionally, as of December 31, 2003, there were 506,856 shares available for future grants under our employee stock option plans. To the extent option holders exercise outstanding options, or any options we grant in the future, there will be further dilution to new investors.

SELLING SHAREHOLDERS

      The shares of common stock being offered by the selling shareholders were issued as part of a private placement on March 2, 2004. We are registering the shares of common stock in order to permit the selling shareholders to offer the shares for resale from time to time. Except for the ownership of these shares of common stock, the selling shareholders listed in the table as numbers 1 through 6, 9 and 10 have not had any material relationship with us within the past three years.

      The table below lists the selling shareholders and other information regarding the beneficial ownership of the common stock by each of the selling shareholders. The second column lists the number of shares of common stock beneficially owned by each selling shareholder, based on its ownership of the shares of common stock issued as part of the private placement, as of April 25, 2004.

     The third column lists the shares of common stock being offered by this prospectus by the selling shareholders.

      The fourth column assumes the sale of all of the shares of common stock offered by the selling shareholders pursuant to this prospectus.

     The selling shareholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

     The table is based upon information obtained from the selling shareholders and upon information in our possession regarding the issuance and sale of securities offered by this prospectus and the registration rights granted to the selling shareholders.

Name		Shares Beneficially Owned Prior to Offering			Number of Shares Offered Pursuant to this Prospectus	Shares Beneficially Owned After Offering

		Number		Percentage		Number	Percentage

1.	Smithfield Fiduciary LLC (1)	897,000		5.36	897,000	0	0

2.	Mainfield Enterprises Inc. (2)	747,500		4.46	747,500	0	0

3.	Cranshire Capital L.P. (3)	115,000		*	115,000	0	0

4.	Vertical Ventures, LLC (4)	57,500		*	57,500	0	0

5.	Omicron Master Trust (5)	115,000		*	115,000	0	0

6.	Portside Growth and Opportunity Fund (6)	230,000		1.37	230,000	0	0

7.	Sunrise Equity Partners, LP(7)	201,250		1.20	201,250	0	0

8.	Sunrise Securities Corp.	125,063	(8)	*	125,063	0	0

9.	Langley Partners, L.P. (9)	86,250		*	86,250	0	0

10.	Paul Scharfer	23,000		*	23,000	0	0

11.	Derek Caldwell	30,000		*	30,000	0	0

12	John Gallagher	3,400		*	3,400	0	0

13.	Amnon Mandelbaum (10)	209,350		1.25	8,100	201,250	1.20

14.	David Goodfriend	900		*	900	0	0

15.	Nathan Low (11)	429,100		2.56	85,680	343,420	2.05

16.	Sunrise Foundation Trust	17,107		*	17,107	0	0

* Less than 1%

(1) Highbridge Capital Management, LLC (“Highbridge”) is the trading manager of Smithfield Fiduciary LLC (“Smithfield”) and consequently has voting control and investment discretion over the shares of common stock held by Smithfield. Glenn Dubin and Henry Swieca control Highbridge. Each of Highbridge and Messrs. Dubin and Swieca disclaims beneficial ownership of the shares held by Smithfield.

(2) Pursuant to an investment management agreement, Avi Vigder has voting discretion and investment control over the shares held by Mainfield Enterprises, Inc. Avi Vigder disclaims beneficial ownership of such shares.

(3) Mitchell P. Kopin is the president of Downsview Capital, Inc., the general partner of Cranshire Capital, L.P., and has sole voting control and investment discretion over securities held by Cranshire Capital, L.P.

(4) Joshua Silverman, a partner of Vertical Ventures, LLC has voting control and investment discretion over securities held by Vertical Ventures, LLC. Mr. Silverman disclaims beneficial ownership of the shares held by Vertical Ventures, LLC.

(5) Omicron Capital, L.P., a Delaware limited partnership (“Omicron Capital”), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda (“Omicron”), Omicron Capital, Inc., a Delaware corporation (“OCI”), serves as general partner of Omicron Capital, and Winchester Global Trust Company Limited (“Winchester”) serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the shares of our common stock owned by Omicron, and Winchester may be deemed to share voting and dispositive power over the shares of our common stock owned by Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of such shares of our common stock. Omicron Capital has delegated authority from the board of directors of Winchester regarding the portfolio management decisions with respect to the shares of common stock owned by Omicron and, as of April 21, 2003, Mr. Olivier H. Morali and Mr. Bruce T. Bernstein, officers of OCI, have delegated authority from the board of directors of OCI regarding the portfolio management decisions of Omicron Capital with respect to the shares of common stock owned by Omicron. By reason of such delegated authority, Messrs. Morali and Bernstein may be deemed to share dispositive power over the shares of our common stock owned by Omicron. Messrs. Morali and Bernstein disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such delegated authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock being offered by Omicron, as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. Omicron and Winchester are not “affiliates” of one another, as that term is used for purposes of the Securities Exchange Act of 1934, as amended, or of any other person named in this prospectus as a selling stockholder. No person or “group” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC’s Regulation 13D-G) controls Omicron and Winchester.

(6) Ramius Capital Group, LLC (“Ramius Capital”) is the investment adviser of Portside Growth & Opportunity Fund (“Portside”) and consequently has voting control and investment discretion over securities held by Portside. Ramius Capital disclaims beneficial ownership of the shares held by Portside. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S& Co., LLC, the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Stark, Strauss and Solomon may be considered beneficial owners of any shares deemed to be beneficially owned by Ramius Capital. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these shares.

(7) Nathan Low, Marilyn Adler and Amnon Mandelbaum are the general partners of Sunrise Equity Partners LP. Collectively, they exercise voting control and investment discretion over securities held by Sunrise Equity Partners LP. Mr. Low, Ms. Adler and Mr. Mandelbaum disclaim beneficial ownership of the shares held by Sunrise Equity Partners LP.

(8) Comprised of 115,000 shares acquired by Sunrise Securities Corp., a registered broker-dealer, while acting as an investor in the private placement and 10,063 shares issued to Sunrise Securities Corp. as fees and commissions in connection with the private placement.

(9) Jeffrey Thorp is the Managing Member of Langley Capital, LLC, the General Partner of Langley Partners, L.P. Mr. Thorp may be deemed to have sole voting control of the Langley entities.

(10) Under Rule 13d-3 of the Securities and Exchange Act of 1934, as amended, Amnon Mandelbaum may be deemed to be the beneficial owner of 201,250 shares issued to Sunrise Equity Partners, LP. As set forth in Note 7, Mr. Mandelbaum disclaims the beneficial ownership of the 201,250 shares issued to Sunrise Equity Partners, LP.

(11) Under Rule 13d-3 of the Securities and Exchange Act of 1934, as amended, Nathan Low may be deemed to be the beneficial owner of 125,063 shares issued to Sunrise Equity Partners, LP., 17,107 shares issued to Sunrise Securities Corp, and 15,200 shares held by the Sunrise Foundation Trust. As set forth in Note 7, Mr. Low disclaims the beneficial ownership of the 201,250 shares issued to Sunrise Equity Partners, LP.

PLAN OF DISTRIBUTION

      The selling shareholders may, from time to time, sell any or all of their shares of common stock issued in connection with the March 2004 private placement on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  an exchange distribution in accordance with the rules of the applicable exchange;

  privately negotiated transactions;

  short sales;

  broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

  a combination of any such methods of sale; and

  any other method permitted pursuant to applicable law.

     The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

     The selling shareholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

     Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling shareholders. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

     The selling shareholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

     The selling shareholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

     The selling shareholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling shareholders have advised us that they have acquired their securities in the ordinary course of business and they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling shareholders. If we are notified by any selling shareholders that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling shareholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

     We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

     The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling shareholders.

SECURITIES TO BE OFFERED

      All of the securities being offered in this prospectus are shares of common stock, no par value. 2,587,500 of the 2,742,750 shares are being offered by the participants in a private placement under Rule 506 of Regulation D. The remaining 155,250 shares being offered in this prospectus are shares of common stock which have been issued to the placement agent as fees and commissions in connection with the private placement.

LEGAL MATTERS

     The validity of the shares being offered hereby will be passed upon for DUSA by Reed Smith LLP.

EXPERTS

     The financial statements incorporated in this prospectus by reference from DUSA’s Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission in Washington, D.C. You may read and copy any document we file at the SEC’s public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, NW, Washington, D.C., 20549. The SEC has prescribed rates for copying. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. Our filings are also available at our website at http://www.dusapharma.com.

      Our reports and other information can also be inspected at the offices of the National Association of Securities Dealers at 1735 K Street, NW, Washington, D.C. 20006-1506.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been filed by us with the Commission pursuant to the Securities Exchange Act of 1934, as amended, are incorporated by reference in this registration statement as of their respective dates:

  Annual report on Form 10-K for the year ended December 31, 2003;

  All other reports filed pursuant to Section 13 or 15(d) of the Exchange Act since December 31, 2003; and

  The description of DUSA’s common stock contained in its registration statement on Form 8-A which was filed on January 3, 1992 and amended on October 24, 1997 and in DUSA’s report on Form 10-Q which was filed on November 12, 1997.

     All documents filed by us pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

You may request a copy of these filings, at no cost, by writing or telephoning us at:

DUSA Pharmaceuticals, Inc.
555 Richmond Street West
Suite 300, P.O. Box 704
Toronto, Ontario, CANADA
M5V 3B1
Attention: Ms. Shari Lovell
Telephone: (800) 607-2530
E-mail to: LovellS@DusaPharma.com

We maintain a world wide website, located at www.dusapharma.com. Information on the website is not incorporated by reference into this prospectus.

     This prospectus is part of a registration statement on Form S-3 that we filed with the SEC. You should rely only on the information and representations provided in this prospectus or on the information incorporated by reference in this prospectus. Neither we nor the selling shareholders have authorized anyone to provide you with different information. Neither we nor the selling shareholders are making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

2,742,750 Shares

DUSA
PHARMACEUTICALS, INC.

Common Stock

PROSPECTUS

May • , 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following sets forth the expenses (excluding placement agent fees and commissions) incurred in connection with the offering described in the registration statement, all of which will be borne by DUSA.

SEC Registration Fee	$3,511.73
NASDAQ Listing Fee	27,427.50
Printing and Engraving*	60,000.00
Accounting Fees and Expenses*	50,000.00
Legal Fees and Expenses*	100,000.00
Miscellaneous Expenses*	1,500.00

TOTAL	$242,439.23

*Estimated.

Item 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article 5 of the Company’s Certificate of Incorporation, as amended, and New Jersey Business Corporation Act, N.J.S.A. 14A:2-7 provide as follows:

Any director and officer of the Corporation shall not be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders, except that this provision shall not relieve a director or officer from liability for any breach of duty based upon an act or omission (a) in breach of such person’s duty of loyalty to the Corporation or its shareholders; (b) not in good faith or involving a knowing violation of law; or (c) resulting in receipt by such person of an improper personal benefit.

     The Company’s By-laws, as amended, pursuant to the New Jersey Business Corporation Act, N.J.S.A. 14A:3-5, provide as follows:

ARTICLE IV
INDEMNIFICATION

     Section 1.     Actions by Others. The Corporation (1) shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer or trustee of the Corporation or of any constituent corporation absorbed by the Corporation in a consolidation or merger and (2) except as otherwise required by Section 3 of this Article, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he (a) is or was an employee or agent or the legal representative of a director, officer, trustee, employee or agent of the Corporation or of any absorbed constituent corporation, or (b) is or was serving at the request of the Corporation or of any absorbed constituent corporation as a director, officer, employee, agent of or participant in another corporation, partnership, joint venture, trust or other enterprise, or the legal representative of such a person against expenses, costs, disbursements (including attorneys’ fees), judgments, fines and amounts actually and reasonably incurred by him in good faith and in connection with such action, suit or proceeding if he acted in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, he had no reasonable cause to believe that his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a pleas of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not meet the applicable standard of conduct.

     Section 2.     Actions by or in the Right of the Corporation. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, trustee, employee or agent of the Corporation or of any constituent corporation absorbed by the Corporation by consolidation or merger, or the legal representative of any such person, or is or was serving at the request of the Corporation or of any absorbed constituent corporation, as a director, officer, trustee, employee, agent of or participant, or the legal representative of any such person in another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the New Jersey Superior Court or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the New Jersey Superior Court or such other court shall deem proper.

     Section 3.     Successful Defense. To the extent that a person who is or was a director, officer, trustee, employee or agent of the Corporation or of any constituent corporation absorbed by the Corporation by consolidation or merger, or the legal representative of any such person, has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 1 or Section 2 of this Article, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

     Section 4.     Specific Authorization. Any indemnification under Section 1 or Section 2 of this Article (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, trustee, employee, agent, or the legal representative thereof, is proper in the circumstances because he has met the applicable standard of conduct set forth in said Sections 1 and 2. Such determination shall be made (1) by the Board of Directors by a majority vote of quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, a quorum of disinterested directors so directs, by independent legal counsel for a written opinion, (3) by the shareholders.

     Section 5.     Advance of Expenses. Expenses incurred by any person who may have a right of indemnification under this Article in defending civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final distribution of such action, suit or proceeding as authorized by the board of directors upon receipt of an undertaking by or on behalf of the director, officer, trustee, employee, or the legal representative thereof, to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation pursuant to this Article.

     Section 6.     Right of Indemnity not Exclusive. The indemnification and advancement of expenses provided by this Article shall not exclude any other rights to which those seeking indemnification may be entitled under the certificate of incorporation of the Corporation or any by-law, agreement, vote of shareholders or otherwise; provided that no indemnification shall be made to or on behalf of a Director, officer, trustee, employee, agent, or legal representative if a judgment or other final adjudication adverse to such persons establishes that his acts or omissions (a) were in breach of his duty of loyalty to the corporation or its shareholders, (b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by such person of an improper personal benefit.

     Section 7.     Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, trustee, employee or agent of the Corporation or of any constituent corporation absorbed by the Corporation by consolidation or merger of the legal representative of such person or is or was serving at the request of the Corporation or of any absorbed constituent corporation as a director, officer, trustee, employee or agent of or participant in another corporation, partnership, joint venture, trust or other enterprise, or the legal representative of any such person against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such or by reason of his being or having been such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article, the New Jersey Business Corporation Act, or otherwise.

     Section 8.     Invalidity of any Provision of this Article. The invalidity or unenforceability of any provision of this Article shall not affect the validity or enforceability of the remaining provisions of this Article.

Item 16. EXHIBITS

(a)	Exhibits:
	(1)	None.
	(2)	None.
	(3)	Inapplicable.
	(4)	Instruments defining the rights of security holders, including indentures
		(4.1)	Common Stock specimen, filed as Exhibit 4(a) to the Registrant’s Form 10-K for the fiscal year ended
December 31, 2002, and is incorporated herein by reference. *
		(4.2)	Rights Agreement filed as Exhibit 4.0 to Registrant’s Current Report on Form 8-K dated September 27, 2002, filed October 11, 2002, and is incorporated herein by reference. *
		(4.3)	Rights Certificate relating to the rights granted to holders of common stock under the Rights Agreement filed as Exhibit 4.0 to Registrant’s Current Report on Form 8-K, dated September 27, 2002, filed October 11, 2002, and is incorporated herein by reference. *
	(5)	Opinion re: legality
		(5.1)	Opinion of Reed Smith LLP.
	(8)	None.
	(9)	None.
	(10)	Inapplicable.
	(11)	Inapplicable.
	(12)	None.
	(13)	Inapplicable.
	(14)	Inapplicable.
	(15)	None.
	(16)	Inapplicable.
	(17)	Inapplicable.
	(18)	Inapplicable.
	(19)	Inapplicable.
	(20)	Inapplicable.
	(21)	Inapplicable.
	(22)	Inapplicable.
	(23)	Consents of experts and counsel
		(23.1)	Consent of Deloitte & Touche LLP.
		(23.2)	Consent of Reed Smith LLP. *
	(24)	Powers of Attorney
		(24.1)	Power of Attorney appointing D. Geoffrey Shulman, MD, FRCPC on original signature page. *
	(25)	None.
	(26)	None.
	(31)	Inapplicable.
	(32)	Inapplicable.
	(99)	Other Exhibits
		(99.1)	Securities Purchase Agreement dated as of February 27, 2004 by and among DUSA Pharmaceuticals, Inc. and certain investors, filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K dated February 27, 2004, portions of which have been omitted pursuant to a request for confidential treatment under Rule 24(b) of the
Securities Exchange Act of 1934, as amended, and incorporated herein by reference. *
		(99.2)	Registration Rights Agreement dated as of February 27, 2004 by and among DUSA Pharmaceuticals, Inc. and certain investors, filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K dated February 27, 2004, and incorporated herein by reference. *
		(99.3)	Form of Additional Investment Right dated as of February 27, 2004, filed as Exhibit 10.3 to the Registrant’s
Current Report on Form 8-K dated February 27, 2004, and incorporated herein by reference. *
		(99.4)	Investment Banking Agreement between the Company and Sunrise Securities Corp. entered into on February
27, 2004, filed as Exhibit 10(s) to the Registrant’s Annual Report on Form 10-K for the year ended December
31, 2003, and incorporated herein by reference. *

* Previously filed.

Item 17. UNDERTAKINGS

(a)      The undersigned registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)       to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)      That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)       The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, Commonwealth of Massachusetts, USA, on April 30, 2004.

DUSA Pharmaceuticals, Inc.
(Registrant)

By:	/s/ D. Geoffrey Shulman

D. Geoffrey Shulman, President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

/s/ D. Geoffrey Shulman	Director, President and Chief	April 30 , 2004
Executive Officer (principal executive
D. Geoffrey Shulman, MD,	officer)
FRCPC

/s/ Mark C. Carota **	Vice President, Operations	April 30 , 2004

Mark C. Carota

/s/ Peter M. Chakoutis **	Vice President and Chief Financial	April 30 , 2004
Officer (principal financial and
Peter M. Chakoutis	accounting officer)

/s/ Richard C. Christopher **	Vice President, Financial Planning	April 30 , 2004
and Business Analysis
Richard C. Christopher

/s/ Scott L. Lundahl **	Vice President, Intellectual Property	April 30 , 2004
and Regulatory Affairs
Scott L. Lundahl

/s/ Stuart L. Marcus **	Vice President, Scientific Affairs	April 30 , 2004

Stuart L. Marcus, MD, Ph.D.

/s/ David Page **	Associate Vice President, Sales	April 30 , 2004

David Page

/s/ Paul A. Sowyrda **	Vice President, Product	April 30 , 2004
Marketing and Sales
Paul A. Sowyrda

/s/ John H. Abeles **	Director	April 30 , 2004

John H. Abeles

/s/ David Bartash **	Director	April 30 , 2004

David Bartash

/s/ Jay M. Haft **	Chairman of the Board and Director	April 30 , 2004

Jay M. Haft, Esq.

/s/ Richard C. Lufkin **	Director	April 30 , 2004

Richard C. Lufkin

/s/ Magnus Moliteus **	Director	April 30 , 2004

Magnus Moliteus

** By: /s/ D. Geoffrey Shulman

D. Geoffrey Shulman, MD, FRCPC, Attorney-in-Fact

INDEX TO EXHIBITS

(1)	Exhibits:
	(1)	None.
	(2)	None.
	(3)	Inapplicable.
	(4)	Instruments defining the rights of security holders, including indentures
		(4.1)	Common Stock specimen, filed as Exhibit 4(a) to the Registrant’s Form 10-K for the fiscal year ended
December 31, 2002, and is incorporated herein by reference. *
		(4.2)	Rights Agreement filed as Exhibit 4.0 to Registrant’s Current Report on Form 8-K dated September 27, 2002, filed October 11, 2002, and is incorporated herein by reference. *
		(4.3)	Rights Certificate relating to the rights granted to holders of common stock under the Rights Agreement filed as
Exhibit 4.0 to Registrant’s Current Report on Form 8-K, dated September 27, 2002, filed October 11, 2002, and is incorporated herein by reference. *
	(5)	Opinion re: legality
		(5.1)	Opinion of Reed Smith LLP.
	(8)	None.
	(9)	None.
	(10)	Inapplicable.
	(11)	Inapplicable.
	(12)	None.
	(13)	Inapplicable.
	(14)	Inapplicable.
	(15)	None.
	(16)	Inapplicable.
	(17)	Inapplicable.
	(18)	Inapplicable.
	(19)	Inapplicable.
	(20)	Inapplicable.
	(21)	Inapplicable.
	(22)	Inapplicable.
	(23)	Consents of experts and counsel
		(23.1)	Consent of Deloitte & Touche LLP.
		(23.2)	Consent of Reed Smith LLP.*
	(24)	Powers of Attorney
		(24.1)	Power of Attorney appointing D. Geoffrey Shulman, MD, FRCPC on original signature page. *
	(25)	None.
	(26)	None.
	(31)	Inapplicable.
	(32)	Inapplicable.
	(99)	Other Exhibits
		(99.1)	Securities Purchase Agreement dated as of February 27, 2004 by and among DUSA Pharmaceuticals, Inc. and certain investors, filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K dated February 27, 2004, portions of which have been omitted pursuant to a request for confidential treatment under Rule 24(b) of the
Securities Exchange Act of 1934, as amended, and incorporated herein by reference. *
		(99.2)	Registration Rights Agreement dated as of February 27, 2004 by and among DUSA Pharmaceuticals, Inc. and certain investors, filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K dated February 27, 2004, and incorporated herein by reference. *
		(99.3)	Form of Additional Investment Right dated as of February 27, 2004, filed as Exhibit 10.3 to the Registrant’s
Current Report on Form 8-K dated February 27, 2004, and incorporated herein by reference. *
		(99.4)	Investment Banking Agreement between the Company and Sunrise Securities Corp. entered into on February
27, 2004, filed as Exhibit 10(s) to the Registrant’s Annual Report on Form 10-K for the year ended December
31, 2003, and incorporated herein by reference. *

* Previously filed.